Exhibit 15.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-252619) on Form S-8 of ZIM Integrated Shipping Services, Ltd. of our report dated February 15, 2021 with respect to the consolidated statements of financial position of ZIM American Integrated Shipping Services Company, LLC and subsidiaries (“the Company”) as of December 31, 2020, 2019, and 2018, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each year of the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of ZIM Integrated Shipping Service, Ltd.

/s/ Dixon Hughes Goodman LLP

Norfolk, Virginia

March 21, 2021